Exhibit 16.1

June 26, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 26, 2023, of Axsome Therapeutics, Inc. and are in agreement with the statements contained in the Item 4.01(b) ‘Previous Independent Registered Public Accounting Firm’ on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP